Exhibit 3.1

ARTICLES OF AMENDMENT

OF THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WASHINGTON PRIME GROUP INC.

Washington Prime Group Inc. (the “Corporation”), existing pursuant to the Indiana Business Corporation Law, as amended (hereinafter referred to as the “Corporation Law”), and desiring to give notice of corporate action effectuating an amendment described below (the “Amendment”) to its Amended and Restated Articles of Incorporation, now sets forth the following facts:

ARTICLE I

NAME AND INCORPORATION

The name of the Corporation is, and following the Amendment effected hereby continues to be, Washington Prime Group Inc. The Corporation was incorporated on December 13, 2013.

ARTICLE II

TEXT OF AMENDMENT

Subsection (a) of Article FOURTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to add the following sentences to the end of such Article FOURTH, Section (a):

“At the close of trading on the filing date hereof with the Indiana Secretary of State, the issued and outstanding shares of Common Stock shall be changed to a lesser number of shares, and each nine shares thereof shall be deemed exchanged for one share of Common Stock without any further action by the holder thereof (the “Reverse Stock Split”). Any fractional share resulting from the Reverse Stock Split shall be rounded up to a whole share of Common Stock.”

The remainder of Article FOURTH of the Corporation’s Amended and Restated Articles of Incorporation is unchanged.

ARTICLE III

DATE OF ADOPTION

The Amendment was adopted by the Board of Directors of the Corporation (the “Board”) on August 6, 2020. The Amendment was approved by the common shareholders of the Corporation on December 17, 2020.

ARTICLE IV

EFFECTIVE DATE

The effective date of the Amendment shall be upon filing of these Articles of Amendment with the Indiana Secretary of State.

ARTICLE V

MANNER OF ADOPTION AND VOTE

These Articles of Amendment contain an amendment requiring shareholder approval, and the manner of adoption and vote is set forth below. At a meeting of the Board held on August 6, 2020, the Amendment was adopted by the Board. The Board submitted the Amendment, together with its recommendation for approval and adoption, to the common shareholders of the Corporation. The foregoing Amendment required common shareholder approval. At a special meeting of the common shareholders of the Corporation called by the Board and held on December 17, 2020 (the “Special Meeting”), the common shareholders of the Corporation entitled to vote with respect to the foregoing Amendment approved and adopted the proposed Amendment. The result of such vote on the Amendment is as follows:

Designation of Each Voting Group	Common Stock, $0.0001 par value per share, Voting as a Single Class
Number of Outstanding Common Shares	187,434,835
Number of Votes Entitled to be Cast	187,434,835
Number of Votes Represented at the Special Meeting	136,337,464
Common Shares Voted in Favor of the Amendment	111,121,086
Common Shares Voted Against the Amendment	23,838,303

The manner of the adoption of the Amendment and the vote by which the Amendment was adopted constitute full legal compliance with the provisions of the Corporation Law, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment and verifies, subject to penalties of perjury, that the statements contained herein are true, this 21st day of December, 2020.

By:	/s/ Robert P. Demchak
Robert P. Demchak
Executive Vice President, General Counsel
and Corporate Secretary